N E W S R E L E A S E

For Immediate Release

March 26, 2004

INTEREP REPORTS FOURTH QUARTER & YEAR END 2003 FINANCIAL RESULTS

NEW YORK – Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), the largest independent sales and marketing company specializing in radio, the Internet and complementary media, today announced that total commission revenue increased 0.4% to $87.8 million for the full year ended December 31, 2003 from $87.4 million for the same period in 2002. This increase occurred despite an unusual coincidence of a national advertising slow down due to the Iraqi war during the first half of 2003, the cancellation by Citadel Broadcasting Company of its representation contract and the general softness in national radio advertising during the fourth quarter. For the fourth quarter ended December 31, 2003, total commission revenue decreased 1.6% to $23.6 million from $24.0 million for the same period in 2002. The slight decline in the fourth quarter is due to Citadel’s contract cancellation and softness in national radio advertising during that period.

“I am proud of our performance despite a challenging year in which we faced unusual circumstances and an uncertain economic climate,” said Ralph Guild, Chairman and CEO of Interep. “We expect 2004 to be a growth year for our industry and our company. Interep is committed to increasing our broadcasting clients’ share of national radio advertising this year by bringing more and new customers to radio advertising through aggressive new business initiatives. Radio is unsurpassed in its ability to drive sales, and I am confident that advertisers will continue to allocate more dollars to this medium.”

Loss per share applicable to common shareholders for the fourth quarter 2003 was $0.61, as compared to a loss per share of $1.16 for the comparable period in 2002. Loss per share for the full year ended December 31, 2003 increased to $3.77 from $1.88 for the same period in 2002. Net loss applicable to common shareholders for the fourth quarter 2003 was $6.3 million as compared to net loss applicable to common shareholders of $11.3 million for the comparable period in 2002. Net loss applicable to common shareholders for the full year 2003 increased to $38.7 million from $17.8 million for the same period in 2002.

Selling, general and administrative expenses increased $3.0 million to $21.4 million for the fourth quarter 2003 from $18.4 million for the same period in 2002. Included in the fourth quarter 2003 expenses are severance costs of $1.2 million and other non-recurring costs totaling $1.2 million which includes costs related to forming a new rep company, costs of abandoned acquisition transactions and legal expenses related to the litigation Interep instituted against Citadel with respect to Citadel’s termination of its representation contract. For the full year ended December 31, 2003, selling, general and administrative expenses increased $7.7 million to $79.1 million from $71.4 million during 2002. Included in the 2003 expenses are $2.7 million in severance costs, $1.3 million of expenses incurred on a sublease of excess office space and $1.4 million of unusual costs which include forming a new rep company, abandoned acquisition transactions, legal fees relating to the Citadel litigation and other one-time charges including Sarbanes-Oxley compliance costs.

The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.”

For the full year ended December 31, 2003, operating income before depreciation and amortization was $9.3 million, as compared to $24.4 million for the comparable period in 2002. Included in the 2003 revenues is $0.7 million of non-recurring contract termination revenue as compared to non-cash option re-pricing income and non-recurring contract termination revenue of $8.5 million in 2002.

Included in depreciation and amortization for the full year ended December 31, 2003 is the write-off of approximately $11.6 million of deferred representation contract costs related to Citadel. Included in interest expense for the full year ended December 31, 2003 was the write-off of $1.2 million of deferred debt financing costs and $0.4 million for warrants related to the $10 million senior secured term loan facility. This term loan was replaced with a $10 million senior secured revolving credit facility in September 2003, which has lowered the company’s interest costs and provided it with borrowing flexibility.

“We are encouraged by the up-tick in business bookings in recent weeks despite the softness in national radio advertising during the first two months of the first quarter,” stated Bill McEntee, Senior Vice President and CFO. “Our expectation for second quarter is positive. And we are seeing robust pacing for the second half of 2004.”

About Interep:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. Interep provides national advertisers access to 20,000 local events nationwide through its events marketing group, The Event Shop. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison & Abraham, Interep’s sales consulting division focusing on non-traditional revenue.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact: Ralph	Guild (212) 916-0508

Bill McEntee (561) 227-0601

Victor Lirio (212) 309-9031

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Revenue:
Commission revenue	23,572	23,957	87,755	87,372
Contract termination	49	836	666	7,220

Total revenue	23,621	24,793	88,421	94,592

Selling expenses	17,242	15,644	64,783	59,362

General and administrative expenses	4,163	2,797	14,365	12,052

Option repricing cost (income)	—	—	—	(1,251)

Operating income before depreciation and amortization, contract termination revenue and option repricing	2,167	5,516	8,607	15,958

Operating income before depreciation and amortization	2,216	6,352	9,273	24,429

Depreciation and amortization	(5,583)	(5,757)	(33,989)	(23,651)

Operating income (loss)	(3,367)	595	(24,716)	778

Interest expense, net	(2,661)	(2,915)	(12,613)	(10,469)

Other income / tax provision	(130)	(8,771)	(871)	(7,885)

Net loss	(6,158)	(11,091)	(38,200)	(17,576)

Preferred stock dividend	114	240	468	240

Net loss applicable to common shareholders	(6,272)	(11,331)	(38,668)	(17,816)

EPS – Fully Diluted	(0.61)	(1.16)	(3.77)	(1.88)

Reconciliation of Operating Income before Amortization and Depreciation

(dollars in thousands)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Net loss applicable to common shareholders	(6,272)	(11,331)	(38,668)	(17,816)
Add back:
Depreciation and amortization	5,583	5,757	33,989	23,651
Preferred stock dividend	114	240	468	240
Tax provision	102	8,246	343	7,360
Other expense	28	525	528	525
Interest expense, net	2,661	2,915	12,613	10,469

Operating income before depreciation and amortization	2,216	6,352	9,273	24,429